Exhibit 99.1
Kimball Electronics Announces Date for Ribbon-Cutting Ceremony at New Medical Manufacturing Facility in Indianapolis
Company Intends to Rebrand as Kimball Solutions as It Celebrates 65 Years of Excellence
A legacy of innovation continues with a new name and expanded capabilities to serve customers globally
JASPER, Ind.–(BUSINESS WIRE)–Kimball Electronics, Inc. (Nasdaq: KE) today announced the date for the ribbon-cutting ceremony at its new medical manufacturing facility in Indianapolis. On Friday, February 6, 2026, Kimball executives, local officials, and community leaders will gather at the new facility located at 1220 Post Road, Indianapolis, IN, to celebrate the opening of Kimball’s advanced manufacturing and innovation hub serving the medical and life sciences industries. The event is scheduled to start at 10:00 AM Eastern Time; doors will open at 9:30 AM Eastern Time. Media representatives and community members are invited to attend and share in the festivities.
In addition, Kimball announced its intention to rebrand as Kimball Solutions as it celebrates 65 years of excellence and leadership in the Electronics Manufacturing Services (EMS) and Contract Manufacturing Organization (CMO) industry. The company will launch the rebrand in a phased rollout for subsidiaries within its global footprint beginning July 2026, subject to necessary corporate and regulatory approvals at each individual location. The parent entity intends to change its name to Kimball Solutions, Inc. subject to approval by Kimball’s Share Owners.
“As we celebrate 65 years of excellence, we are excited to embrace our future as Kimball Solutions,” said Richard D. Phillips, Chief Executive Officer. “The rebrand reflects our expanded portfolio of capabilities and solutions-driven approach, designed to meet the complex needs of our customers. This name change, along with the recent investments in our new medical facility in Indianapolis, demonstrates our commitment to innovation and the vision to deliver comprehensive solutions for customers worldwide. While the name of the company is changing, our core values of integrity, quality, and continuous improvement remain steadfast. These steps are a celebration of our heritage and a bold step toward the future – Building Tomorrow, Together.”
Randy Sible, General Manager at the Indianapolis facility, added: “We are proud of our new Kimball Solutions medical facility and the manufacturing capabilities and capacity that it will add in Indianapolis. This investment is representative of our dedication to growth and will provide opportunity for our customers, employees, and the community.”
About Kimball Electronics, Inc.
Kimball Electronics is a global, multifaceted manufacturer offering Electronics Manufacturing Services (EMS) and Contract Manufacturing Organization (CMO) solutions to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit https://www.kimballelectronics.com.
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